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                    METLIFE INVESTORS USA INSURANCE COMPANY
                        [222 Delaware Avenue, Suite 900
                             Wilmington, DE 19899]
                     GWB WITHDRAWAL RATE ENHANCEMENT RIDER

This Rider forms part of the Contract to which is attached and is effective as of the "Effective Date". For purposes of this Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary. In case of a conflict with any provisions of the Contract including the Guaranteed Withdrawal Benefit Rider ("the Rider"), the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain part of the Contract until the date the Rider terminates. This Rider amends the Contract as follows:

This Rider allows you to increase your GWB Withdrawal Rate each Contract Year provided that you satisfy the conditions identified below,

The following provisions are added  to the Contract:

WITHDRAWAL RATE ENHANCEMENT

After the [Withdrawal Enhancement Waiting Period], shown on the Contract Schedule, once each Contract Year, you may request that your GWB Withdrawal Rate, shown on the Contract Schedule will be multiplied by the [Withdrawal Enhancement Rate], shown on the Contract Schedule, if:

     1. you are confined to a Nursing Home for at least the [Minimum Withdrawal Enhancement Confinement Period], shown on the Contract Schedule;

     2. the oldest Owner's age is less than the [Maximum Withdrawal Enhancement Age], shown on the Contract Schedule;

     3. you have not taken withdrawals in that Contract year in excess of the Annual Benefit Payment at the time the request is approved;

     4. the request and proof satisfactory to us of confinement are received by us at our Annuity Service Office while you are confined;

     5. your Account Value is greater than zero at the time the request is approved; and

     6. you have been the Owner continuously since the Effective Date, or you are a Spousal Beneficiary who continues the Contract under the Spousal Continuation Option.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant.

If you meet the conditions described above, your Annual Benefit Payment for that Contract Year is recalculated to the greater of:

     1. the GWB Withdrawal Rate shown on the Contract Schedule multiplied by the [Withdrawal Enhancement Rate], and then multiplied by the Total Guaranteed Withdrawal Amount, or

     2.   Your Annual Benefit Payment before the approval of your request

Your remaining Annual Benefit Payment in that year is the new Annual Benefit Payment less any withdrawals already taken in that Contract Year. You may not take the additional Annual Benefit Payment under an optional systematic withdrawal program.

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At the end of the Contract Year, your GWB Withdrawal Rate will be reset to what it was prior to the approval of your request. In subsequent Contract Years, you may request that your GWB Withdrawal Rate be increased by the [Withdrawal Enhancement Rate] if you meet the conditions above and continue to provide proof satisfactory to us as described in 4 above.

DEFINITIONS:

ASSISTED LIVING FACILITY means a facility that meets ALL of the following requirements:

     1. if licensing or certification is required, maintains all appropriate licensing or certification under the laws where it is located to provide Maintenance or Personal Care;

     2. provides 24 hour a day Maintenance or Personal Care services sufficient to assist clients with needs which result from the inability to perform Activities of Daily Living or from Severe Cognitive Impairment;

     3.   has at least 5 clients;

     4. uses aides trained or certified to provide Maintenance or Personal Care in accordance with any laws which apply to the provision of such care;

     5.   provides 24 hour supervision of clients by a trained and awake staff;

     6.   has established procedures to obtain emergency medical care;

     7.   keeps a Written record of services performed for each client;

     8. makes available at least 3 meals a day and accommodates special dietary needs; and

     9. has appropriate methods and procedures to assist in administering prescribed drugs where allowed by law.

INTERMEDIATE CARE FACILITY - A facility which:

1.   is located in the United States;

2. is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

3. provides continuous 24 hours a day nursing service by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

4.   maintains a daily medical record of each patient.

NURSING HOME - A facility which is a Skilled Nursing Facility, an Intermediate Care Facility or Residential Care Facility. Nursing Home does not mean:

1. a home for the aged, a community living center or place that primarily provides domiciliary, residency or retirement care; or

2. a place owned or operated by a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

3.   an Assisted Living Facility.

RESIDENTIAL CARE FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and

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3.   provides nursing care under the supervision of a registered professional nurse (R.N.).

SKILLED NURSING FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

3. provides skilled nursing care under the supervision of a licensed physician;

4. provides continuous 24 hours a day nursing services by, or under the supervision of, a registered graduate professional nurse (R.N.); and

5.   maintains a daily medical record of each patient.

 MetLife Investors USA Insurance Company has caused this Rider to be signed by its [Secretary].

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                                      [SECRETARY]

MLIU-NHR (4/13)